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                                                                   Exhibit 99.1


              Casmyn Corp. Announces Bankruptcy Court Approval
                     to Distribute Disclosure Statement


     Agoura Hills, California, February 10, 2000 -- Casmyn Corp. (the "Company") (OTCBB: CMYN) announced that on February 3, 2000, the United States Bankruptcy Court, Central District of California, San Fernando Valley Division, approved the Second Amended Disclosure Statement Describing Debtor's Second Amended Plan of Reorganization (the "Disclosure Statement") and authorized the distribution of documents to both creditors and common and preferred shareholders for purposes of voting on the Debtor's Second Amended Plan of Reorganization (the "Plan").

     The Official Unsecured Creditors Committee recommends the Plan and that other creditors and shareholders vote to accept the Plan. Ballots must be received by March 17, 2000 and the confirmation hearing for the Plan has been set for March 31, 2000.

     The Plan contemplates an equity recapitalization that will result in the conversion into common stock of substantially all of the Company's debt and all of the outstanding preferred stock. The Company's gold mining operations in Zimbabwe are owned by separate subsidiary companies which are not a part of the Chapter 11 filing and are continuing to conduct business as usual.

     Copies of the Plan, the Disclosure Statement and other solicitation materials are available at www.wsilaw.com. Creditors and shareholders may contact Richard Wynne, the Company's bankruptcy counsel, in Los Angeles, California, at Wynne Spiegel Itkin, 310-551-1015, by fax at 310-551-3059, or by e-mail at www.wsilaw.com.

     Forward-Looking Statements: This press release may contain forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward looking statements involve a number of risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this news release.